EXHIBIT 10.22


                      TERMINATION AND SETTLEMENT AGREEMENT


         This Termination and Settlement Agreement (the "TERMINATION AGREEMENT") is entered into effective as of the 22nd day of December, 1999, by and between Astra AB, a Swedish corporation ("ASTRA"), and Salix Pharmaceuticals, Inc., a California corporation ("SALIX").

                              W I T N E S S E T H:

         WHEREAS, Astra and Salix are parties to that certain Co-Participation Agreement dated as of April 30, 1993 (the "CO-PARTICIPATION AGREEMENT"), as amended from time to time in accordance with its terms or otherwise varied by agreement between the parties, including, without limitation, Amendment No. 1 to Co-Participation Agreement dated September 30, 1992, that certain letter agreement dated October 16, 1998 and that certain letter agreement dated 21st September, 1992 regarding Clause 6.6 of the Research and Development Agreement dated 21st September 1992 between Astra and Glycyx Pharmaceuticals, Ltd. (all such agreements and amendments with respect to the Co-Participation Agreement or otherwise with respect to Balsalazide and/or products containing Balsalazide in the United States are hereafter collectively referred to as the "AGREEMENTS"), and all capitalized terms not otherwise defined herein are used as defined in the Agreements;

         WHEREAS, Salix has given Astra notice under Section 6.5 of the Co-Participation Agreement that Salix has incurred actual costs in excess of the total amount under Article 6.1 of the Co-Participation Agreement (US $5,500,000), and that Salix is unwilling to incur additional expenses in excess of such amount to complete the Project in accordance with the terms of the Agreements;

         WHEREAS, Astra is unwilling to make available additional funds to complete the Project;

         WHEREAS, under the terms of the Agreements, the Agreements will consequently terminate;

         WHEREAS, the parties hereto wish to clarify their respective rights and obligations in connection with the termination of the Agreements, including the provision of mutual releases of claims relating thereto;

         NOW, THEREFORE, in consideration of the above mentioned premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Termination of the Agreements. The parties hereby agree that the Agreements and any and all licenses and other rights granted by Salix to Astra thereunder have terminated in their entirety, effective as of the date hereof; provided, however that Astra's obligations of confidentiality and non-use set forth in Section 20.1 of the Co-Participation Agreement shall survive for a period of ten (10) years from the date hereof.

         2. Transfer of Materials. Within ninety (90) days after the date hereof, Astra shall, at no cost to Salix except as otherwise set forth in
Section 2(c):

            (a) provide Salix access to, and one copy of, all information and data of whatsoever nature developed by or on behalf of Astra relating to Balsalazide or the Product (other than correspondence between Salix and Astra) which Astra may have in its possession or under its control including but not limited to all scientific, medical and safety data, pricing analyses, sales forecasts, marketing plans, market research and other marketing information directly relating to Balsalazide or the Product, provided that Astra shall be entitled to delete information subject to applicable confidentiality privileges and for protection of proprietary information of Astra that is not related to the development, formulation, manufacture, commercialization, sale or use of Balsalazide or the Product;

            (b) at the option of Salix, either destroy in a manner satisfactory to Astra and Salix or return to Salix all Product Information and confidential information provided by or on behalf of Salix to Astra pursuant to or in connection with the Agreements; provided, however, that the general counsel for Astra may retain one copy of such confidential information in such counsel's possession solely for archival purposes to evidence the scope of Astra's confidentiality obligation; and

            (c) devote sufficient resources (including personnel) during the aforementioned ninety (90)-day period to ensure a smooth and businesslike transfer of any and all such materials; provided that Salix shall bear any of Astra's reasonable out-of-pocket costs for travel, hotel and related costs directly incurred in providing such assistance.

Following the aforementioned ninety (90)-day period, Astra shall forward to Salix any materials, in the nature of those set forth above, subsequently received or identified by Astra or its affiliates.

         3. Payments. Within two (2) business days after the execution hereof, Astra shall pay Salix by wire transfer of immediately available funds the sum of One Million Dollars (US $1,000,000). Such wire transfer shall be made to the Salix Pharmaceuticals, Inc. General Checking Account, c/o Bank of America, Account No. 14936-04546,


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

Routing No. 121 000 358. All payments made by Astra to Salix under this Termination Agreement shall be made free and clear of, and shall not be reduced or offset by any non-US. withholding taxes, which shall be the sole responsibility of Astra. Astra shall make all such required payments and, upon request, shall provide Salix with a certificate evidencing payment of any such withholding tax. The payments set forth in this Section 3 shall be in full satisfaction of all payment and other obligations of Astra to Salix, and of Salix to Astra, relating to or arising out of, under, or in connection with the Agreements, or their termination (except to the extent that such other obligations specifically survive pursuant to this Termination Agreement).

         4. Right to Compete. Subject to the terms of this Termination Agreement and the Co-Participation Agreement with respect to the use of confidential information, the parties hereby acknowledge and agree that nothing contained in this Termination Agreement or the Agreements shall limit or prevent or hinder in any manner the ability of either party to compete with the other party in the United States or to pursue any and all activities in connection with the development and/or commercialization of one or more products that may compete with Balsalazide or the Product in the United States.

         5. Mutual Release of Claims. Each party hereby releases the other party, its predecessors, successors, assigns, and its present and former officers, directors, partners, shareholders, employees, agents, parent companies, affiliates and subsidiaries from any and all past, present and future claims, demands, obligations, liabilities and causes of action of any kind or nature, whether known or unknown, accrued or unaccrued (collectively, "CLAIMS") whatsoever relating to or arising under, out of, or in connection with the Agreements or their termination; provided, however, that neither party hereby releases the other from any Claims arising under this Termination Agreement.

         6. Covenant Not to Sue. Each party to this Termination Agreement covenants and agrees not to commence, aid, prosecute or cause to be commenced or prosecuted any action or other proceeding, based upon any claims, demands, obligations, or causes of action relating to, arising under, out of, or in connection with the matters subject to mutual release as set forth in Section 5, and each party further covenants and agrees to hold harmless and indemnify the other party in respect of all losses, claims, damages, liabilities, fees, penalties or related costs or expenses (including, but not limited to, court costs and attorneys' fees), suffered, sustained, incurred, or required to be paid by such other party from or in connection with any such action or proceeding.

         7. Compromise Agreement. This Termination Agreement is, in part, a compromise and settlement of claims and is not intended to be, nor shall be construed as, any admission of liability or wrongdoing by any party hereto or any other person or entity.

         8. Authorization. Each party represents and warrants to the other that
(i) it has the full right and authority to enter into this Termination Agreement and perform its obligations hereunder; (ii) it has not assigned, conveyed or otherwise transferred any or all of such party's rights or obligations under the Agreements; (iii) it is not under any


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

obligation to any entity or person, contractual or otherwise, that is in conflict with the terms hereof; and (iv) this Termination Agreement has been duly authorized by all necessary corporate action of such party and is a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

         9. Press Release; Disclosure. Promptly following the execution hereof, Salix shall issue to major newswires a press release substantially in the form of Exhibit A attached hereto, announcing the termination of the Agreements. No other public disclosure about the content or termination of the Agreements shall be made by either party without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed; provided that nothing herein contained shall preclude a party from disclosing information:

            (a)   which is contained in Exhibit A,

            (b)   which the parties agree in writing may be disclosed,

            (c) which is in the public domain otherwise than as the result of any breach of obligation of confidentiality by such party,

            (d) which is required to be disclosed by law or by any regulatory body or recognised stock-exchange, or

            (e) which Salix wishes to disclose to any licensor, investor or potential investor in Salix or any affiliate of Salix where such third party shall have accepted obligations of confidentiality in respect of the information disclosed.

Notwithstanding the foregoing, each party may publicly disclose without the prior written approval of the other party that the Agreements were terminated because Astra elected not to make available additional funds to complete the Project.

         10. Transfers. Astra shall in connection with this Termination Agreement and in the future execute any agreements or instruments of assignment or transfer reasonably requested by Salix relating to the transfer to Salix of property developed by or on behalf of Astra, or its affiliates or assigns, which is or was transferable to Salix under the terms of the Agreements or this Termination Agreement.

         11. Successors and Assigns. The provisions of this Termination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         12. Entire Agreement. This Termination Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.

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

         13. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any choice of law rules which may direct the application of the law of any other jurisdiction.

         14. Counterparts. This Termination Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         15. No Waiver. Failure to insist on compliance with any term, covenant or condition contained in this Termination Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Termination Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

         16. Amendment. This Termination Agreement may not be modified or terminated orally and no modification, termination or waiver shall be valid unless in writing and signed by all of the parties hereto.

         17. Notices. All notices or other communications which are required or permitted hereunder shall be in writing in English and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Salix, to:           Salix Pharmaceuticals, Inc.
                                    7808 Hardwick Drive
                                    Raleigh, NC  27615
                                    Telecopier No.: 919-676-6859
                                    ATTN:  President

         With a copy to:            Salix Pharmaceuticals, Inc.
                                    3600 West Bayshore, #205
                                    Palo Alto, CA  94303
                                    Telecopier No.: 650-856-1555
                                    ATTN:  Randy W. Hamilton

         If to Astra, to:           c/o AstraZeneca LP
                                    725 Chesterbrook Blvd.
                                    Wayne, PA  19087-5677
                                    Telecopier No.: 610-644-0418
                                    ATTN:  Russell L. Gantt


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

         With a copy to:            c/o AstraZeneca LP
                                    1800 Concord Pike
                                    P.O. Box 15438
                                    Wilmington, DE  19850
                                    Telecopier No.: 302-886-1578
                                    ATTN:  General Counsel

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Termination Agreement as of the date first set forth above.



ASTRA AB                            SALIX PHARMACEUTICALS, INC.
(publ)

By: _____________________________   By: _____________________________

Name:  __________________________   Name:  __________________________

Title:  ___________________________ Title:  ___________________________







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

FOR IMMEDIATE RELEASE                            CONTACT: Robert P. Ruscher
                                                               650-849-5900




           SALIX PHARMACEUTICALS, LTD. ANNOUNCES RETURN OF COLAZIDE(R)
               MARKETING AND DISTRIBUTION RIGHTS FROM ASTRAZENECA

PALO ALTO, CA, DECEMBER 22, 1999 - Salix Pharmaceuticals, Ltd. (TSE: SLX ) today announced the return to Salix of the marketing and distribution rights for Colazide(R) (balsalazide disodium) previously held by AstraZeneca. Under prior agreements, AstraZeneca had held marketing and distribution rights to the product worldwide, excluding Italy, Spain, Portugal, Greece, Japan, Korea and Taiwan.

AstraZeneca will continue to distribute the product in the United Kingdom, Sweden and Denmark for an interim period while Salix pursues alternatives for marketing and distribution in these countries. AstraZeneca will return to Salix all rights, intellectual property and information relating to Colazide, and future milestone payments from AstraZeneca will be terminated. AstraZeneca has agreed to make a US$1 million payment to Salix, representing previously earned research and development funding, and to make a loan to Salix of up to US$500,000 under certain conditions.

"AstraZeneca has been a good partner throughout our relationship. Nevertheless, we believe termination of the Colazide distribution arrangement presents an unexpected opportunity for Salix," stated Robert Ruscher, President and Chief Executive Officer of Salix. "We have regained the rights to Colazide throughout most of the world, which opens new partnering possibilities for Salix."

As of December 15, 1999, Salix had cash, cash equivalents and short term investments of approximately US$1,588,000. Salix believes that its cash reserves, together with projected funds from product sales and corporate partners, should be sufficient to satisfy the cash requirements of Salix's operations through at least June 2000.

Salix Pharmaceuticals, Ltd. develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs with an existing database of positive, late-stage clinical data in humans, complete the development and market these products. Salix's lead product is Colazide, a treatment for ulcerative colitis. The product was first approved by the United Kingdom Medicines Control Agency in July 1997 as a treatment for acute ulcerative colitis and has since also been approved for use in the maintenance of remission of ulcerative colitis. Colazide has also been approved in Argentina, Austria, Belgium, Czech Republic, Denmark, Italy, Luxembourg, Norway, Sweden and Switzerland. Salix submitted a New Drug Application (NDA) to the United States FDA for the use of balsalazide disodium as a treatment for acute ulcerative colitis and received an approvable letter from the FDA in June 1998.

Additionally, Salix is in Phase III clinical development of rifaximin, a broad-spectrum gastrointestinal specific antibiotic, licensed from Alfa Wassermann, S.p.A., an Italian company. Rifaximin has been marketed in Italy by Alfa Wassermann for several years and is used for several gastrointestinal conditions including hepatic encephalopathy, infectious diarrhea and prophylaxis prior to bowel surgery.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results may differ materially from those anticipated. With respect to Salix, important factors that could cause results to differ include risks associated with funding of operations, product development and commercialization activities, and regulatory decisions. These and other factors are described in more detail in Salix's reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salix assumes no obligation to update the information in this release.

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